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                                                                     EXHIBIT 5.1

               [Letterhead of Storey Armstrong Steger & Martin]



                                April 24, 1996


InSight Health Services Corp.
4440 Von Karman Avenue, Suite 320
Newport Beach, California  92660

     Re:  Registration Statement on Form S-4,
          Registering 2,710,240 Shares of Common
          Stock, $.001 par value, of InSight Health
          Services Corp. (the "Registration Statement")


Ladies and Gentlemen:

     We are acting as counsel for InSight Health Services Corp., a Delaware corporation (the "Corporation"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 2,710,240 shares of the common stock, $.001 par value (the "Common Stock"), issuable pursuant to that certain Agreement and Plan of Merger (the "Merger Agreement"), dated February 26, 1996, by and among the Corporation, American Health Services Corp., a Delaware corporation ("AHS"), Maxum Health Corp., a Delaware corporation ("Maxum"), and two wholly-owned subsidiaries of the Corporation-- AHSC Acquisition Company, a Delaware corporation ("AHSC Acquisition"), and MXHC Acquisition Company, a Delaware corporation ("MXHC Acquisition") pursuant to which AHSC Acquisition will merge into AHS and MXHC Acquisition will merge into Maxum (collectively, the "Merger").

     In connection with the issuance of the Common Stock, we have examined originals, or copies submitted to us that we have assumed are genuine, accurate and complete, of all such corporate records of the Corporation, agreements, and other instruments, certificates of public officials, officers, and representatives of the Corporation, and other documents we have deemed necessary and appropriate to require as the basis for the opinion hereinafter expressed. As to various questions of fact material to this opinion, where relevant facts were not independently established, we have relied upon statements of the officers of the Corporation.

     Based and relying solely upon the foregoing, it is our opinion that when the 2,710,240 shares of Common Stock, or any portion thereof, are issued as described in the Registration Statement, such shares will be duly authorized, validly and legally issued, fully paid and nonassessable.
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InSight Health Services Corp.
April 24, 1996
Page 2

     Consent is hereby given to the filing of this opinion, and our tax opinion issued to Maxum, as exhibits to the Registration Statement, and to the references to this firm under the captions "SUMMARY--Federal Income Tax Considerations," "THE MERGER--Federal Income Tax Considerations" and "LEGAL MATTERS" as having passed upon certain legal matters in connection with the validity of the shares of Common Stock to be issued pursuant to the Merger Agreement and having issued a legal opinion regarding certain federal income tax consequences of the Merger. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                              Respectfully submitted,


                              /s/ Storey Armstrong Steger & Martin

                              STOREY ARMSTRONG STEGER & MARTIN
                                A Professional Corporation